
Emtec, Inc.
(DE corporation)
Emtec Infrastructure Services Corporation (DE corporation)
Emtec, Inc.
(NJ corporation)
Emtec Viasub, LLC (DE LLC)
Emtec Global Services, LLC (DE LLC)
(one share)
Emtec Infrastructure Services Canada Corporation (Canadian corporation, dba KOAN-IT)
KOAN-IT (US) Corp. (DE corporation)
Emtec Federal, Inc. (NJ corporation)
eBusiness Application Solutions, Inc. (NJ corporation)
Luceo, Inc. (IL corporation)
Aveeva, Inc. (DE corporation)
Aviance Software (India) Private Limited (Indian corporation)

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